AMENDED AND RESTATED SCHEDULE A
TO THE
INVESTMENT ADVISORY AGREEMENT
DATED DECEMBER 2, 2024

Intending to be legally bound, the undersigned hereby amend and restate Appendix A to the aforesaid Investment Advisory Agreement to include the following investment portfolios and/or reduce the fee rates as of the effective dates indicated below:

Fund	Fee Rate	Effective Date
Abacus FCF International Leaders ETF	0.54%	February 1, 2025
Abacus FCF Leaders ETF	0.49%	February 1, 2025
Abacus FCF Innovation Leaders ETF	0.59%	February 1, 2025
Abacus Tactical High Yield ETF	0.59%	February 1, 2025
Abacus FCF Real Assets Leaders ETF	0.59%	February 1, 2025
Abacus FCF Small Cap Leaders ETF	0.59%	February 18, 2025

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated as of the day and year first above written.

ABACUS FCF ETF TRUST		ABACUS FCF ADVISORS LLC

/s/ Derin Cohen	January 31, 2025	/s/ Derin Cohen	January 31, 2025
Derin Cohen	Date	Derin Cohen	Date
Chief Compliance Officer		Chief Operating & Compliance Officer